Court Grants Final Approval for Settlement in RAIT Financial Trust Class Action Securities Lawsuit

PHILADELPHIA, PA — December 11, 2009 – RAIT Financial Trust (NYSE: RAS)(“RAIT”) announced that on December 10, 2009, the United States District Court for the Eastern District of Pennsylvania granted final court approval of the settlement of the consolidated class action lawsuit captioned “In re RAIT Financial Trust Securities Litigation (No. 2:07-cv-03148).” Under the terms of the settlement, the lawsuit was dismissed with prejudice and RAIT and all the other defendants received a full release of all claims asserted against them in the lawsuit in exchange for a cash payment of $32 million. The settlement payment is within the limits of RAIT’s directors and officers liability insurance, and the settlement has been funded by RAIT’s insurers. In connection with the settlement, RAIT and the other defendants have at all times denied and continue to deny wrongdoing of any kind.

About RAIT Financial Trust
RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate related assets. RAIT’s management uses their experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@raitft.com